UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 1)

Under the Securities Exchange Act of 1934

EMBREX, Inc

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(Name of Issuer)

COMMON STOCK, $.01 par value

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(Title of Class of Securities)

290817105

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(CUSIP Number)

Murray A. Indick

Prides Capital Partners, L.L.C.

200 High Street, Suite 700

Boston, MA 02110

(617) 778-9200

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(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 9, 2005

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(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ☐.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 290817105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Prides Capital Partners, L.L.C.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

20-0654530

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
396,749**

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER
396,749**

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,749**

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.9%**

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14.	TYPE OF REPORTING PERSON

OO ( Limited Liability Company)

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** See Item 5

CUSIP NO. 290817105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Kevin A. Richardson, II

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
396,749**

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER

396,749**

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,749**

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.9%**

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14.	TYPE OF REPORTING PERSON

OO ( Limited Liability Company)

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** See Item 5

CUSIP NO. 290817105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Henry J. Lawlor, Jr.

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
396,749**

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
396,749**

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,749**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.9%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 290817105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Murray A. Indick

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
396,749**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
396,749**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,749**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%**

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14. TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 290817105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Charles E. McCarthy

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
396,749**

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

396,749**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,749**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.9%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 290817105	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Christian Puscasiu

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
396,749**

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

396,749**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
396,749**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.9%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 290817105	SCHEDULE 13D

Item 1. Security and Issuer

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This Amendment No.1 amends the Statement on Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “Commission”) on October 19, 2005 by Prides Capital Partners, L.L.C. a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of a Common Stock, $.01 par value (the” Common Stock”) of Embrex, Inc., a North Carolina corporation (the “Issuer”). The principal executive office and mailing address of the Issuer is 1040 Swabia Court, Durham, NC 27703

Item 5. Interest in Securities of the Issuer

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(a),(b) According to the Issuer’s 10-Q filed on March 8, 2006, there were 8,180,047 shares of Common Stock issued and outstanding as of February 17, 2006. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of 396,749 shares of Common Stock, representing 4.9% of the shares outstanding, held by Prides Capital Partners, L.L.C. Voting and investment power concerning the above shares are held solely by Prides Capital Partners, L.L.C.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Schedule as Reporting Persons, the filing of this Schedule shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

(c) Since the date of the last purchases reported on the Schedule 13D, the Reporting Persons purchased the following shares of Common Stock in the Open Market:

Trade date	Shares	Price/Share
10-26-2005	5,000	12.50
10-28-2005	7,900	12.28
10-31-2005	1,700	12.18
11-02-2005	17,137	12.92

CUSIP NO. 290817105	SCHEDULE 13D

The Reporting Persons sold the following shares of Common Stock in the Open Market:

Trade date	Shares	Price/Share
12-8-2005	15,000	13.72
12-9-2005	25,000	13.70
12-13-2005	1,000	14.00
12-19-2005	400	14.20
12-21-2005	600	14.20
12-22-2005	1,100	14.20
12-23-2005	7,900	14.20

(d) Not Applicable

(e) As of December 9, 2005, the Reporting Persons ceased ownership of more than five percent of the shares of Common Stock.

CUSIP NO. 290817105	SCHEDULE 13D

Item 7. Material to be Filed as Exhibits

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Exhibit A Joint Filing Undertaking.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 6, 2006

Prides Capital Partners, L.L.C.

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By: Murray A. Indick

Managing Member

By: /s/ Murray A. Indick	By: /s/ Kevin A. Richardson, II
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Murray A. Indick	Murray A. Indick
Attorney-in-Fact

By: /s/ Henry J. Lawlor, Jr.	By: /s/ Charles E. McCarthy
----------------------------	-----------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact	Attorney-in-Fact

By: /s/ Christian Puscasiu
---------------------------
Murray A. Indick
Attorney-in-Fact

CUSIP NO. 290817105	SCHEDULE 13D

Exhibit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: April 6, 2006

Prides Capital Partners, L.L.C.

-----------------------

By: Murray A. Indick

Managing Member

By: /s/ Murray A. Indick	By: /s/ Kevin A. Richardson, II
----------------------------	-----------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

By: /s/ Henry J. Lawlor, Jr.	By: /s/ Charles E. McCarthy
----------------------------	-----------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact	Attorney-in-Fact

By: /s/ Christian Puscasiu
---------------------------
Murray A. Indick
Attorney-in-Fact